Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
VESTIS CORPORATION
Vestis Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST: That the original certificate of incorporation of the Corporation was filed with the Secretary of the State of Delaware on February 22, 2023. A certificate of amendment to the certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 5, 2023.
SECOND: That the board of directors of the Corporation (the “Board”) by the unanimous written consent of its members, filed with the minutes of the Board, duly adopted resolutions proposing and declaring advisable that the certificate of incorporation of the Corporation be amended by changing Article IV thereof, so that, as amended, said Article shall read in its entirety as follows:
ARTICLE IV
Capital Stock
A.    Authorized Capital Stock. The Corporation shall be authorized to issue to three hundred fifty million (350,000,000) shares of capital stock which shall be divided into two classes as follows: (i) three hundred million (300,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) fifty million (50,000,000) shares of preferred stock, par value $0.01 per share.
B.    Recapitalization. Effective as of 6:00 p.m., Eastern Time, on September 20, 2023 (such time, the “Recapitalization Time”), the total number of shares of Common Stock issued and outstanding, or held by the Corporation as treasury stock, immediately prior to the Recapitalization Time shall, automatically by operation of law and without any further action on the part of the Corporation or any holders of shares of capital stock of the Corporation, be converted into a number of shares of validly issued, fully paid and non-assessable shares of the Corporation’s Common Stock authorized for issuance pursuant to this Certificate of Incorporation equal to (A) the product of (i) the number of shares of common stock, par value $0.01 per share, of Aramark (the “Aramark Common Stock”) issued and outstanding as of the Recapitalization Time, but not including shares held by Aramark as treasury stock, as of the Recapitalization Time, multiplied by (ii) 0.5, plus (B) five hundred thousand (500,000).

C.    Common Stock. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.
THIRD: That in lieu of a meeting and vote of stockholders, the sole stockholder of the Corporation has given written consent to said amendment in accordance with the provisions of Section 228 of the DGCL.
FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the DGCL.
FIFTH: That the aforesaid amendment shall be effective upon the filing hereof.
[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by the undersigned as of this 20th day of September, 2023.

VESTIS CORPORATION

/s/ Rick Dillon
Name:	Rick Dillon
Title:	Executive Vice President and Chief
Financial Officer